Exhibit 99.1

CC Neuberger Principal Holdings II Announces Pricing of Upsized $720 Million Initial Public Offering

NEW YORK, July 30, 2020 -- CC Neuberger Principal Holdings II (the “Company”) today announced the pricing of its initial public offering of 72,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange and trade under the ticker symbol “PRPB.U” beginning July 31, 2020. Each unit consists of one Class A ordinary share of the Company and one-fourth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on the New York Stock Exchange under the symbols “PRPB” and “PRPB WS,” respectively.

CC Neuberger Principal Holdings II, led by Chinh E. Chu, Matthew Skurbe, Douglas Newton, Jason K. Giordano, Charles Kantor and other senior professionals of CC Capital and Neuberger Berman, is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Credit Suisse, Citigroup and Morgan Stanley are acting as joint book-running managers for the offering and Macquarie Capital, Loop Capital Markets and Natixis are acting as co-managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 10,800,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, North Carolina 27560, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Telephone: 1-800-831-9146; or Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014.

Registration statements relating to the securities became effective on July 30, 2020 in accordance with the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is expected to close on August 4, 2020, subject to customary closing conditions.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

Matthew Skurbe
Chief Financial Officer
skurbe@cc.capital
(212) 380-8756

Media contacts:

Jonathan Keehner / Tim Ragones / Kate Thompson
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449